Exhibit 99.1

Noble International Announces Fourth Quarter

and Full Year Financial Results

TROY, MI – MARCH 27, 2008 – Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) reported financial results for the fourth quarter and year ended December 31, 2007 and updated expectations for 2008. The highlights are as follows:

FINANCIAL RESULTS

The Company posted record quarterly net sales of $317.4 million in the fourth quarter of 2007, an increase of 129.7% compared to net sales of $138.2 million reported in the fourth quarter of 2006. For the fourth quarter of 2007, the Company posted a net loss of $5.0 million, or $0.21 per diluted share compared to a net loss of $2.2 million, or $0.16 per diluted share in the fourth quarter of 2006. The net loss for the fourth quarter of 2007 included the negative impact of the following one-time items:

•	$2.3 million of integration and transition services costs related to the Company’s acquisition of the tailored blank operations of ArcelorMittal (the “Arcelor Business”)

•

$1.5 million non-cash equity loss related to the Company’s equity investment in SET Enterprises, Inc. (“SET”). This equity loss eliminates the Company’s investment in SET. An income tax benefit has not been recognized for this equity loss.

•	$1.1 million charge related to the resolution of a commercial issue with a North American OEM

•	$0.9 million income tax expense related to the Company’s treatment of its planned repatriation of earnings from a foreign subsidiary

•	$0.9 million charge for an adjustment to the Company’s self-insured workers’ compensation liability at its roll-forming facilities

•	$0.6 million severance charge related to a headcount reduction in the Company’s North American operations

These items negatively impacted diluted earnings per share in the fourth quarter of 2007 by approximately $0.26. In addition, volume issues and volatile production schedules in North America and Europe negatively impacted the efficiency and resulting gross margins of our production facilities.

For the year ended December 31, 2007, the Company reported net sales of $872.1 million, up 97.6% from $441.4 million of net sales reported for the year ended December 31, 2006. Net loss for the 2007 fiscal year was $6.9 million, or $0.40 per share. The Company reported net earnings of $7.8 million, or $0.55 per diluted share, for the 2006 fiscal year.

FOURTH QUARTER FINANCIAL COMMENTARY

Net sales increased $179.2 million to $317.4 million in the fourth quarter of 2007 from $138.2 million in the fourth quarter of 2006. The Arcelor Business accounted for $143.0 million of this net sales increase. Net sales, excluding the Arcelor Business, increased by $36.2 million, or 26.2%, over the fourth quarter of 2006 despite “Detroit Three” light vehicle production decreasing 1.6% over the same period. Roll-forming programs launched throughout 2007 provided $31.0 million of the net sales increase. The remaining $5.2 million of the net sales increase was primarily due to increased steel pass-through pricing for several laser welding programs.

Gross margin increased $10.0 million to $18.6 million in the fourth quarter of 2007 from $8.6 million in the fourth quarter of 2006. The Arcelor Business acquisition accounted for $9.3 million of this increase in gross margin. An additional $2.7 million of incremental gross margin was realized from the roll-forming programs launched in 2007 partially offset by a $1.1 million charge related to the resolution of a commercial issue and $0.9 million of severance and other costs. As a result of the foregoing, gross margin as a percentage of sales decreased from 6.2% in the fourth quarter of 2006 to 5.9% in the fourth quarter of 2007.

Selling, general and administrative (“SG&A”) expenses increased $9.4 million to $18.2 million in the fourth quarter of 2007 from $8.8 million in the fourth quarter of 2006. SG&A costs in the Arcelor Business accounted for $7.3 million of this increase. The remaining $2.1 million increase was driven primarily by a $0.9 million charge related to the Company’s self-insured workers’ compensation liability at its roll-forming facilities and $0.6 million for professional services costs related to the Arcelor Business. As a percentage of sales, SG&A costs decreased from 6.3% in the fourth quarter of 2006 to 5.7% in the fourth quarter of 2007.

As a result of the aforementioned items, Noble reported operating profit of $0.3 million in the fourth quarter of 2007 compared to a $0.2 million operating loss in the fourth quarter of 2006.

Net interest expense increased $2.7 million to $6.1 million in the fourth quarter of 2007 from $3.4 million in the fourth quarter of 2006. Additional debt incurred pursuant to the Arcelor Business acquisition drove $2.3 million of this increase. The remaining $0.4 million increase is due to additional debt required to support operations, including the roll-forming program launches. In the fourth quarter of 2007, the Company recognized other income of $0.7 million primarily related to $0.6 million of dividends and management fees received from the Company’s investment in SET and $0.3 million commission income received from the Company’s joint venture investment in Shanghai, China offset by foreign currency transaction losses of $0.3 million. In the fourth quarter of 2006, the Company recorded a $1.0 million gain from the recovery of previously impaired note receivable.

The Company recorded an income tax benefit of $2.1 million in the fourth quarter of 2007 compared to an income tax benefit of $1.2 million in the fourth quarter of 2006. In 2007, the Company recorded a $0.9 million expense in the fourth quarter related to the treatment of its planned repatriation of earnings from a foreign subsidiary which was offset by tax benefits attributable to lower overall tax rates in foreign jurisdictions and tax planning related to the recently acquired Arcelor Business.

The Company recognized a $1.6 million equity loss in the fourth quarter of 2007, of which $1.5 million relates to the impairment of the Company’s investment in SET. The remaining $0.1 million loss relates to the Company’s share of net losses of its joint venture investments in China and India.

As a result of the foregoing, the Company recognized a net loss of $5.0 million in the fourth quarter of 2007 compared to a net loss of $2.2 million in the fourth quarter of 2006.

FULL YEAR FINANCIAL COMMENTARY

Net sales increased $430.7 million to $872.1 million in 2007 from $441.4 million in 2006. This increase in net sales was driven primarily by the acquisition of Pullman Industries, Inc. (“Pullman”) in the fourth quarter of 2006 and the Arcelor Business in the third quarter of 2007. Incremental 2007 net sales from the Pullman and Arcelor Business acquisitions were $218.3 million and $190.3 million, respectively. The remaining $22.1 million increase in 2007 net sales was driven primarily by $25.0 million of increased steel pass-through pricing for several laser welding programs. The $2.9 million decrease in non-steel net sales was driven by lower North American light vehicle production (1.4% decline) and lower sales at our Shelbyville, Kentucky facility driven by the discontinuation of the Saturn Ion vehicle by General Motors and the transfer of production of the Saturn Vue vehicle by General Motors to another supplier in Mexico. These decreases in net sales were offset by new programs including the Ford Edge program in our Stow, Ohio and Tonawanda, New York facilities, the full year volume impact of the GM Holden Commodore program in our Australia facility and the launch of the Dodge Grand Caravan program in our Stow, Ohio facility.

Gross margin increased $19.0 million to $57.4 million in 2007 from $38.4 million in 2006. The increase in gross margin was driven primarily by the Pullman acquisition in the fourth quarter of 2006 and the Arcelor Business acquisition in the third quarter of 2007. Incremental 2007 gross margin from the Pullman acquisition was $10.2 million, which was negatively impacted by approximately $12.6 million of direct launch costs and launch-related inefficiencies. The Arcelor Business accounted for $11.5 million of the increase in gross margin. The remaining $2.7 million decline in gross margin was driven primarily by the $2.9 million decrease in non-steel net sales from 2006 to 2007. As a result of the foregoing, gross margin as a percentage of sales declined to 6.6% in fiscal 2007 compared to 8.7% in fiscal 2006.

SG&A increased $22.2 million to $44.3 million in 2007 from $22.1 million in 2006. This increase in SG&A was driven primarily by the Pullman acquisition in the fourth quarter of 2006 and the Arcelor Business acquisition in the third quarter of 2007. Incremental 2007 SG&A from the Pullman and Arcelor Business acquisitions were $9.7 million and $9.2 million, respectively. The remaining $3.3 million increase in SG&A was driven primarily by additional headcount to support growth ($2.2 million), incremental audit, tax and legal fees to support the larger organization ($0.8 million) and fees associated with the bank covenant waiver process for our North American credit facility ($0.3 million). As a percentage of sales, SG&A increased to 5.1% in fiscal 2007 from 5.0% in fiscal 2006.

Interest income decreased $0.8 million to $0.4 million in 2007 from $1.2 million in 2006. Interest income in 2006 was driven by cash invested in the first three quarters of 2006. In the fourth quarter of 2006, this cash was used to consummate the Pullman acquisition. Interest income in 2007 primarily relates to cash invested at our non-U.S. facilities. Interest expense increased $10.6 million to $16.3 million in 2007 from $5.7 million in 2006. The higher interest expense was primarily driven by incremental interest costs related to additional debt incurred pursuant to the Pullman acquisition ($9.2 million) and the Arcelor Business acquisition ($3.0 million) offset by lower amortization of fees and a debt discount in 2007 on the convertible subordinated notes ($1.6 million).

The Company recognized a $3.0 million net loss on derivative instruments in 2007 pursuant to two derivative transactions which were contingent upon the Arcelor Business acquisition. Management determined that while the contingent derivative instruments provided significant economic hedges, they did not qualify for hedge accounting treatment. Accordingly, the Company recorded a net loss on these derivative instruments of $3.0 million for the year ended December 31, 2007. The Company recognized a $0.6 million net loss on derivative instruments in 2006 based upon the change in the fair value of an embedded derivative in its Convertible Subordinated Notes. This embedded derivative was removed pursuant to an amendment in January 2007. The Company recognized a non-cash loss on extinguishment of debt of $3.3 million in 2007 related to this amendment. In 2006, the Company recorded a $1.0 million gain from the recovery of previously impaired note receivable.

Other, net increased $1.5 million to $2.0 million in 2007 from $0.5 million in 2006. Other, net in 2007 primarily included dividend income and management fees from SET ($2.8 million), commission income from our China joint venture in Shanghai ($0.3 million) offset by foreign currency losses ($1.1 million). Other, net in 2006 was comprised primarily of a $0.5 million gain from the reversal of a contingent liability favorably resolved at our Mexican operations.

The Company recorded an income tax benefit of $3.4 million in fiscal 2007 compared to an income tax expense of $3.9 million in the fourth quarter of 2006. The effective income tax rate was a benefit of 47.4% in 2007 compared to an expense of 30.2% in 2006. The change in the 2007 tax rate compared to 2006 is primarily the result of recognizing the deferred income tax benefit of current year losses in the United States and the tax rate impact of an increase in foreign income which carries a lower overall effective tax rate than United States income. In 2007, the change in the effective tax rate also reflects the impact of federal tax credits on a smaller base of income (loss) before income taxes versus the prior year.

The Company recognized a $2.1 million equity loss in 2007. The Company’s share of net losses at SET amounted to $2.0 million, of which $1.5 million related to SET recording a goodwill impairment charge in the fourth quarter. The remaining $0.1 million loss relates to the Company’s share of net losses of its joint venture investments in China and India.

As a result of the foregoing, the Company recognized a net loss of $6.9 million in 2007 compared to net income of $7.8 million in 2006.

MANAGEMENT COMMENTS

Noble’s Chief Executive Officer, Thomas L. Saeli, commented, “Management continued to execute the Company’s long term strategy to compete successfully in the global marketplace and position Noble successfully in high growth markets, like China, South Asia and Eastern Europe. We are completely focused on integrating our recent acquisitions and operating our business. Integration issues coupled with lower volumes and choppy production schedules challenged the Company’s results in the fourth quarter. Although I recognize the Company did not meet its financial targets in 2007, Noble has transformed from a regional laser-welder to a global supplier with the critical mass to provide our customers with structural solutions wherever in the world they may need them. In 2008, our main objective is to continue to integrate our global laser welding and roll-forming operations into One Noble and execute on the operational aspects of our long term strategy.”

“We are excited about ArcelorMittal’s recent increased investment in Noble and believe this should be viewed as a positive development for the Company and its shareholders. Noble and ArcelorMittal’s interests are now even more aligned. Management believes ArcelorMittal’s position as the #1 steel company in the world will provide Noble with the best possible partner as we operate globally. Management is embracing this deeper commitment by ArcelorMittal and remains confident this partnership will afford the Company tremendous opportunities to develop and grow in the future.”

REVISED EXPECTATIONS FOR 2008

In 2007, total North American light vehicle production was 15.0 million units representing the lowest level of production since 1996. The sub-prime credit market fallout and a soft housing market have eroded consumer confidence. In addition, the recent UAW labor agreements allow OEMs to manage inventories through production restraint rather than consumer incentives. As such, third-party forecasting services now estimate 2008 North American light vehicle production at 14.3 million units. The 2008 guidance we issued last November was based on a North American volume assumption of 15.3 million units.

This drastic change in forecasted North American light vehicle production, higher than anticipated integration and carve-out costs related to the Arcelor Business acquisition, increased pricing pressure in Europe and the loss of a key program at one of the Arcelor Business facilities have required the Company to revise its 2008 expectations as follows:

Net sales	$1,150 to $1,200 million
Gross margin percentage	8.3%
SG&A percentage	5.7%
Diluted earnings per share	$0.45 to $0.55
Adjusted EBITDA	$91.0 to $94.0 million
Capital expenditures	$35.0 million
Free Cash Flow per share	$1.50 to $1.60

The guidance for Free Cash Flow per share does not include any positive benefits from potential reductions in working capital. Management believes there are significant opportunities, primarily in its European operations, to reduce working capital and generate additional positive Free Cash Flow in 2008.

The above guidance does not reflect certain one-time charges that will be recorded in the first and second quarters of 2008 related to the Company’s recent financing transactions and the pending departure of Mr. Robert Skandalaris as Chairman. Costs include, among other things, the cancellation of an interest rate swap in North America, the acceleration of the amortization of credit facility fees and severance costs. Management anticipates these one-time charges will negatively impact earnings by approximately $0.12 per share in the first and second quarters of 2008.

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss its operating results for the fourth quarter and year ended December 31, 2007 at 10 AM ET, Friday, March 28, 2008. The dial-in numbers for the call are (800) 690-3108 or (973) 935-8753 and the conference ID number is 39748057. A replay of the conference call will be available through April 4, 2008 by dialing (800) 642-1687 or (706) 645-9291. The passcode for the replay is 39748057.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding EBITDA adjusted for other non-cash items (“Adjusted EBITDA”) and “Free Cash Flow,” both non-GAAP financial measures. Adjusted EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization as well adjustments for other non-cash items. Free Cash Flow represents cash from operations less capital expenditures.

Adjusted EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s operating performance. While widely used, however, Adjusted EBITDA is not identically calculated by companies presenting Adjusted EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that Adjusted EBITDA is useful to both management and investors in their analysis of the Company’s operating performance. Further, management uses Adjusted EBITDA for planning and forecasting in future periods and Free Cash Flow is useful in analyzing the company’s ability to service and repay its debt. For a reconciliation of Adjusted EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward-looking statements. For more information see www.nobleintl.com.

For more information contact:

Scott A. Kehoe

Treasurer

Noble International, Ltd.

(248) 519-0700

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Net sales	$317,422	$138,211	$872,096	$441,372
Cost of sales	298,858	129,641	814,687	402,941

Gross margin	18,564	8,570	57,409	38,431
Selling, general and administrative expenses	18,232	8,764	44,326	22,090

Operating (loss) profit	332	(194)	13,083	16,341
Interest income	119	173	368	1,186
Interest expense	(6,237)	(3,525)	(16,339)	(5,684)
Net loss on derivative instruments	—	(600)	(3,047)	(600)
Loss on extinguishment of debt	—	—	(3,285)	—
Impairment recovery	—	1,000	—	1,000
Other, net	718	213	2,024	532

(Loss) income before income taxes, minority interest and equity loss	(5,068)	(2,933)	(7,196)	12,775
Income tax (benefit) expense	(2,065)	(1,189)	(3,412)	3,857

(Loss) income before minority interest and equity loss	(3,003)	(1,744)	(3,784)	8,918
Minority interest, net of tax	(344)	(422)	(1,001)	(1,089)
Equity loss, net of tax	(1,626)	(50)	(2,075)	(50)

Net (loss) income	$(4,973)	$(2,216)	$(6,860)	$7,779

Basic (loss) earnings per common share	$(0.21)	$(0.16)	$(0.40)	$0.55

Diluted (loss) earnings per common share	$(0.21)	$(0.16)	$(0.40)	$0.55

Dividends declared and paid per share	$0.08	$0.08	$0.32	$0.31

Basic weighted average common shares outstanding	23,599,311	14,089,751	17,282,974	14,071,304
Diluted weighted average common shares outstanding	23,599,311	14,089,751	17,282,974	14,109,033
Reconciliation of Adjusted EBITDA to (loss) income before income taxes, minority interest and equity loss
(Loss) income before income taxes, minority interest and equity loss	$(5,068)	$(2,933)	$(7,196)	$12,775
Depreciation	11,373	4,391	27,312	11,782
Amortization	1,431	469	3,346	660
Net interest expense	6,119	3,352	15,971	4,498
Stock compensation	(198)	289	463	600
Net loss on derivative instruments	—	600	3,047	600
Loss on extinguishment of debt	—	—	3,285	—
Impairment recovery	—	(1,000)	—	(1,000)

Adjusted EBITDA	$13,657	$5,168	$46,228	$29,915